Exhibit 10.2

2012 PLUM CREEK TIMBER COMPANY, INC. STOCK INCENTIVE PLAN
2014 AWARD AGREEMENT

This AWARD AGREEMENT made as of the 3rd day of February 2014 (the “Agreement”), between Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), and Mr. Rick R. Holley, an employee of Plum Creek Timberlands, L.P., a subsidiary of the Company (“Employee”). In recognition of the important contributions that Employee makes to the success of the Company, and in consideration of the mutual agreements and other matters set forth herein and in the 2012 Plum Creek Timber Company, Inc. Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), which Plan is incorporated herein by reference as a part of this Agreement, the Company hereby grants to Employee under the Plan the following long-term incentive awards on the terms and conditions set forth below.
A. Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. The following definitions will apply for purposes of this Agreement:

1.	“Award” means an Award of Restricted Stock Units granted hereunder and under the Plan.

2.	“Grant Date” means the date of this Agreement.

3.	“Restricted Period” means the three-year period beginning on the Grant Date and ending on February 3, 2017.

4.	“Securities Act” means the Securities Act of 1933, as amended.

5.
“Vest” or “Vesting” means the lapse of restrictions applicable to the Restricted Stock Units upon the expiration of the applicable Restricted Period on the Vesting Date in accordance with Section B.2. or such earlier date in accordance with Section B.3.

6.
“Vested” means that portion of the Restricted Stock Units that are paid and transferred to Employee in shares of Stock and as to which Employee has acquired a non-forfeitable right in accordance with Section B.2. or Section B.3, as applicable.

7.	“Vesting Date” means February 3, 2017.

B.	Restricted Stock Unit Award.
1. Grant of Restricted Stock Units. The Company hereby grants to Employee Forty Four Thousand Four Hundred Forty Five (44,445) Restricted Stock Units, on the terms and conditions set forth herein and in the Plan, and subject to such other restrictions, if any, as may be imposed by law.
2. Vesting and Payment of Restricted Stock Units. Subject to Section 10 of the Plan and Section B.3 hereof, the Restricted Stock Units shall Vest entirely on the Vesting Date, conditioned upon Employee’s continued

employment with the Company during and through the entirety of the Restricted Period, in accordance with the following schedule:

Number of Full Years (Date)	Percentage of Units
Less than 3-years	0%
3-years (February 3, 2017)	100%
Within a reasonable period of time after the Vesting Date, the Company shall pay and transfer to Employee a number of shares of Stock equal to the aggregate number of Restricted Stock Units that Vested on the Vesting Date.
3. Termination of Employment; Change in Control. Notwithstanding anything herein to the contrary, the Award of Restricted Stock Units granted hereby shall be subject to Section 10 of the Plan (terminations due to death, Disability or Change of Control). Except for such terminations of employment governed by Section 10 of the Plan, if Employee’s employment terminates prior to the end of the Restricted Period, then the entire Award of Restricted Stock Units granted hereby shall be forfeited automatically.

4. Cash Upon Payment of Dividends. If on any date the Company shall pay any dividend on the Stock, then the Company shall pay to Employee a cash amount equal to the product of the number of Restricted Stock Units granted hereunder multiplied by the per share amount of any such dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Board).
5. Withholding of Tax Upon Payment of Stock or Cash. Any obligation of the Company to pay and transfer to Employee Stock pursuant to Section B.2 or cash pursuant to Section B.4 shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Company, and in connection therewith the Company is hereby authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.
6. Additional Restrictions on Sale of Stock. Employee shall not be permitted to sell, transfer, pledge, assign or otherwise dispose of any shares of Stock acquired upon the Vesting of the Restricted Stock Units pursuant to Section B.2. or Section B.3, as applicable, until the second anniversary of the date on which Employee acquired such shares of Stock in accordance with the terms of this Agreement.

C.	Miscellaneous.
1. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 428 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation. Any question as to whether and when there has been a termination of such employment, and the cause of any such termination, shall be determined by the Committee in its sole discretion, and such determination shall be final.
2. Voting and Other Rights. Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company to Employee in connection with the payment of Stock in connection with Vested Restricted Stock Units, Employee shall not be, or have any of the rights or privileges of a stockholder of the Company with respect to, shares of Stock.
3. Status of Stock. Notwithstanding any other provision of this Agreement, in the absence of an effective registration statement under the Securities Act, or an available exemption from registration under the Securities Act, for the issuance of shares of Stock in connection with any Award granted hereby, such issuance of shares of Stock will be delayed until registration of such shares of Stock is effective or an exemption from registration under the Securities Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Securities Act is available, Employee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the

Company may require to assure compliance with applicable securities laws. Employee agrees that the shares of Stock that Employee may acquire in connection with any Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Employee also agrees that (a) the certificates representing such shares of Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of such shares of Stock on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such shares of Stock.
4. Reimbursement by Employee. Employee hereby agrees that if (a) any gains realized upon sale of Stock acquired upon Vesting of any Restricted Stock Units were predicated upon the achievement of financial results that were the product of fraudulent activity or were subsequently the subject of a material negative restatement of the Company’s financial statements as filed with the Securities and Exchange Commission (SEC), (b) in the Committee’s sole discretion Employee engaged in fraud or conduct known by him or her to be in violation of SEC rules and regulations or Company policy that caused Employee to be personally responsible for the fraudulent activity or restatement, and (c) in the Committee’s judgment in light of relevant facts and circumstances less gain would have been realized by Employee absent such restatement or fraudulent activity, then immediately upon demand by the Committee, Employee shall reimburse the Company the entire amount of proceeds received by Employee from the sale of such Stock acquired upon Vesting of Restricted Stock Units.
5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

Plum Creek Timber Company, Inc.

By:	/s/ Barbara L. Crowe	Date: 2/28/2014
Barbara L. Crowe
Vice President, Human Resources

/s/ Rick R. Holley                           Date: 3/3/2014
Rick R. Holley